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                                                                      EXHIBIT 15

                             MATERIAL CHANGE REPORT

                                   PURSUANT TO

                           NATIONAL INSTRUMENT 51-102

1.    NAME AND ADDRESS OF COMPANY

      InterOil Corporation ("InterOil")
      Suite 2, Level 2
      Orchid Plaza 79-88 Abbott St.
      Cairns, Queensland 4870
      Australia

2.    DATE OF MATERIAL CHANGE

      September 2, 2004

3.    NEWS RELEASE

      InterOil filed a news release on SEDAR on September 2, 2004. A copy of the news release is attached hereto as Appendix "A".

4.    SUMMARY OF MATERIAL CHANGE

      InterOil announced that it has closed on an additional US$15 million of its previously announced private placement. This brings the total of US$45 million of senior convertible debentures to a limited number of institutional investors. Due to interest from existing investors, the previously announced private placement was increased from $40 million to $45 million. The securities will be issued with an effective date of September 3, 2004.

      The debentures mature on August 28, 2009 and bear interest at a rate of 8.875% per annum, payable quarterly. The debentures are convertible at the investor's option at any time into common shares at a fixed conversion price of US$20.16 (C$26.45) per share. The definitive agreement provides that, starting 21 months from closing, the investors will have the option to request redemption of portions of the original principal amount from InterOil in equal amounts at stated dates until the maturity date. At InterOil's option, any cash payments contemplated under the debentures may be made in registered common shares issued at a ten percent discount to market.

      In connection with the private placement, InterOil issued to the investors five-year warrants to purchase 359,415 common shares at an exercise price equal to US$21.91 (C$28.75).

5.    FULL DESCRIPTION OF MATERIAL CHANGE

      Please see the news release attached hereto as Appendix "A"

6.    RELIANCE ON SUBSECTION 7.1(2) OR (3) OF NATIONAL INSTRUMENT 51-102
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      Not Applicable.

7.    OMITTED INFORMATION

      None.

8.    EXECUTIVE OFFICER

      Further information regarding the matters described in this report may be obtained from Gary M. Duvall, Vice President, Corporate Development of InterOil, who is knowledgeable about the details of the material change and may be contacted at +1 281 292 1800.

9.    DATED at The Woodlands, Texas this 9th day of September, 2004.

                                                   INTEROIL CORPORATION

                                                   By: (Signed) "Gary M. Duvall"
                                                       -------------------------
                                                       Name: Gary M. Duvall
                                                       Title: Vice President,
                                                       Corporate Development

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                                  APPENDIX "A"
                                  NEWS RELEASE

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NEWS RELEASE                                                     (INTEROIL LOGO)

                 INTEROIL CLOSES ON ADDITIONAL US$15 MILLION OF
                          SENIOR CONVERTIBLE DEBENTURES

      SEPTEMBER 02, 2004-TORONTO, CANADA - INTEROIL CORPORATION (IOL:TSX) (IOC:ASX/POMSOX), a Canadian company with operations in Papua New Guinea, today announced that it has closed on an additional US$15 million of its previously announced private placement. This brings the total to US$45 million of senior convertible debentures to a limited number of institutional investors. Due to interest from existing investors, the previously announced private placement was increased from $40 million to $45 million. The securities will be issued with an effective date of September 3, 2004. InterOil intends to use the net proceeds for additional working capital and general corporate purposes.

      "This transaction greatly enhances InterOil's near-term working capital position for inventory as our refining operations advance through the commissioning phase, and provides incremental capital for InterOil's drilling program and the securing of drilling rigs with improved capabilities" said Mr Phil Mulacek, CEO of InterOil.

      The debentures mature on August 28, 2009 and bear interest at a rate of 8.875% per annum, payable quarterly. The debentures are convertible at the investor's option at any time into common shares at a fixed conversion price of US$20. 16 (C$26.45) per share. The definitive agreement provides that, starting 21 months from closing, the investors will have the option to request redemption of portions of the original principal amount from InterOil in equal amounts at stated dates until the maturity date. At InterOil's option, any cash payments contemplated under the debentures may be made in registered common shares issued at a ten percent discount to market.

      In addition, if after the one-year anniversary of closing, the trading price exceeds US$28.23 (C$37.03) per share in certain circumstances. InterOil may require the investors to convert the debentures into common shares at the fixed conversion price.

      The debentures have certain customary covenants regarding, among other things, the debt that InterOil may incur in an event of default under the debentures, InterOil may be required to repay any outstanding amounts plus accrued and unpaid interest, plus a 15% premium.

      In connection with the private placement, InterOil issued to the investors five-year warrants to purchase 359,415 common shares at an exercise price equal to US$21.91 (C$28.75).
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      This private placement was made under an exemption from the registration requirements of the United States Securities Act of 1933, as amended, and purchasers may not offer or sell the securities sold in the offering in the absence of an effective registration statement or exemption from registration requirements. As part of the terms of the private placement, InterOil has agreed to file a registration statement to cover the resale of the securities by the investors.

      This private placement has received all necessary regulatory approvals, including that of the Toronto Stock Exchange.

      This news release is issued pursuant to rules under the United States Securities Act of 1933 and shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

      This news release is not an offer of securities for sale in the United States. Securities may not be offered or sold in the United States absent registration or pursuant to an exemption from registration. Any public offering of securities made in the United States will be made by means of a prospectus that may be obtained from the issuer or selling security holder and will contain detailed information about the company and management, as well as financial statements.

      InterOil is building a vertically integrated energy company whose primary focus is Papua New Guinea and the surrounding region. Its assets comprise an oil refinery, upstream petroleum exploration licenses, and retail and commercial distribution assets. The majority of the refined products from InterOil's refinery is secured by off-take contracts with Shell and InterOil's wholly-owned subsidiary, InterOil Products Limited. BP Singapore is InterOil's agent for all crude oil supplied to the refinery. InterOil is also undertaking an extensive petroleum exploration program within its eight million acre license area located in Papua New Guinea.

InterOil's common shares are traded in Canada in Canadian dollars on the Toronto Stock Exchange under the symbol IOL and on the Australian Stock Exchange, (ASX) in CHESS Depositary Interests (CDI), in Australian dollars under the symbol IOC which trade on a 10:1 basis to common shares. For more information please see the InterOil website at: www.interoil.com.

FOR FURTHER INFORMATION:

Gary M Duvall                                  Anesti Dermedgoglou
V.P., Corporate Development                    V.P., Investor Relations
InterOil Corporation                           InterOil Corporation
gary.duvall@interoil.com                       anesti@interoil.com
Houston, TX USA                                Caims. Qld Australia
Phone: +1 281 292 1800                         Phone: +6174046 4600

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                             CAUTIONARY STATEMENTS

This press release contain forward-looking statements. All statements, other than statements of historical facts, included in this release, including without limitation, statements regarding our drilling plans, business strategy, plans and objectives of management for future operations and those statements preceded by, followed by or that otherwise include the words "believe", "expects", "anticipates", "intends", "estimates" or similar expressions or variations on such expressions are forward-looking statements. The Company can give no assurances that such forward-looking statements will prove to be correct. Risks and uncertainties include, but are not limited to, the existence of underground deposits of commercial quantities of oil and gas; fluctuations in prices for oil and gas production; curtailments or delays in development due to mechanical, operating, marketing or other problems; capital expenditures that are either significantly higher or lower than anticipated because the actual cost of identified projects varied from original estimates; and from the number of exploration and development opportunities being greater or fewer than currently anticipated.

The Company currently has no reserves as defined under Canadian National Instrument 51-101 reserve definitions. See the Company's filings with the Canadian securities regulators for additional risks and information about the Company's business.